CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 3, 2004 relating to the consolidated financial statements of USA Video Interactive Corp. and Subsidiaries, which report includes an explanatory paragraph as to an uncertainty with respect to USA Video Interactive Corp.’s ability to continue as a going concern, which appears in USA Video Interactive Corp.’s Annual Report on Form 10-K for the year ended December 31, 2003.

“Goldstein Golub Kessler LLP”

Goldstein Golub Kessler LLP

New York, New York

December 15, 2004